Exhibit 99.2

FelCor Lodging Trust Incorporated 545 E. John Carpenter Freeway, Suite 1300 Irving, Texas 75062-3933 P 972,444,4900 F 972,444,4949 www.felcor.com NYSE-FCH
     For Immediate Release:
FELCOR SELLS $215 MILLION SENIOR SECURED FLOATING RATE NOTES
     IRVING, Texas...October 31, 2006 — FelCor Lodging Trust Incorporated (NYSE: FCH), one of the nation’s largest lodging real estate investment trusts (REITs), and its subsidiary, FelCor Lodging Limited Partnership (FelCor LP), today announced the closing of a previously announced private placement of $215 million in aggregate principal amount of FelCor LP’s Senior Secured Floating Rate Notes due 2011.
     FelCor is the nation’s largest owner of upscale, all-suite hotels. FelCor’s consolidated portfolio is comprised of 105 hotels, located in 27 states and Canada. FelCor owns 65 upper upscale, all-suite hotels, and is the largest owner of Embassy Suites Hotels® and Doubletree Guest Suites® hotels. FelCor’s hotels are flagged under global brands such as Embassy Suites Hotels, Doubletree®, Hilton®, Sheraton®, Westin® and Holiday Inn®. FelCor has a current market capitalization of approximately $3.2 billion.
     With the exception of historical information, the matters discussed in this news release include “forward looking statements” within the meaning of the federal securities laws. Forward looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. Certain of these risks and uncertainties are described in our filings with the Securities and Exchange Commission. Although we believe our current expectations are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Contact:
Andrew J. Welch, Chief Financial Officer	(972) 444-4982	awelch@felcor.com
Monica L. Hildebrand, Vice President of Communications	(972) 444-4917	mhildebrand@felcor.com
Stephen A. Schafer, Vice President of Investor Relations	(972) 444-4912	sschafer@felcor.com
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